March 4, 2021 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Ladies and Gentlemen: We have read Item 16F of the Form 20-F dated March 4, 2021, of Altera Infrastructure L.P. and are in agreement with the statements contained therein except that we have no basis to agree or disagree with the reason for the change in principal accountants. /s/ Ernst & Young LLP Chartered Professional Accountants